The U.S. Treasury Money Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$20,339
Total	$20,339
Class R-1	$32
Class R-2	$526
Class R-3	$665
Class R-4	$732
Class R-5	$416
Total	$2,371

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0205
Class R-1	$0.0109
Class R-2	$0.0108
Class R-3	$0.0148
Class R-4	$0.0179
Class R-5	$0.0211

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	4,042,833
Total	4,042,833
Class R-1	6,586
Class R-2	72,492
Class R-3	64,717
Class R-4	91,695
Class R-5	43,550
Total	279,040

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$1.00
Class R-1	$1.00
Class R-2	$1.00
Class R-3	$1.00
Class R-4	$1.00
Class R-5	$1.00